Exhibit 5.8

[Letterhead of Mayer Brown LLP]

June 6, 2011

Board of Directors of PAETEC Holding Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, NY 14450

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

Re:	PAETEC Holding Corp. 9 7/8% Senior Notes due 2018

Ladies and Gentlemen:

We have acted as special Texas counsel to Pyramid Communication Services, Inc., a Texas corporation (the “Texas Guarantor”), in connection with the Registration Statement (Registration No. 333-174546) on Form S-4, as amended to the date hereof (the “Registration Statement”) filed by PAETEC Holding Corp., a Delaware corporation (the “Company”), and by each of the Company’s direct and indirect subsidiaries identified as a co-registrant on the cover page of the Registration Statement (each a “Guarantor” and collectively, the “Guarantors”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and relating to the proposed offering of $450,000,000 in aggregate principal amount of 9 7/8% Senior Notes due 2018 of the Company (the “Exchange Notes”) in exchange for up to $450,000,000 in aggregate principal amount of 9 7/8% Senior Notes due 2018 of the Company, originally issued on December 2, 2010 and outstanding as of the date hereof (the “Original Notes”), and guarantees of the Exchange Notes (the “Guarantees”) to be issued by the Guarantors. The Original Notes and the Exchange Notes are sometimes referred to herein collectively as the “Notes.”

The Original Notes were issued, and the Exchange Notes will be issued, pursuant to that certain Indenture dated as of December 2, 2010, as supplemented or amended (the “Indenture”), by and among the Company, the Guarantors parties thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.

In rendering the opinions expressed herein, we have examined copies of (i) the articles of incorporation of the Texas Guarantor (the “Articles”), certified by the Secretary of State of the State of Texas on May 26, 2011; (ii) the Amended and Restated Bylaws of the Texas Guarantor as adopted by the Board of Directors of the Texas Guarantor on May 31, 2011 (the “Bylaws”); (iii) a Certificate of Existence of the Texas Guarantor issued by the Secretary of State of the State of Texas dated May 26, 2011; (iv) a Certificate of Good Standing from the Comptroller of Public Accounts of the State of Texas dated May 26, 2011; (iv) the Indenture; (v) the global

Board of Directors of PAETEC Holding Corp.

Hogan Lovells US LLP

June 6, 2011

certificates representing the Notes; (vi) the Registration Statement; (vii) the certificate of Mary K. O’Connell, Senior Vice President, General Counsel and Secretary of the Texas Guarantor, dated as of the date hereof, identifying the officers of the Texas Guarantor and accompanied by copies of the Articles and Bylaws as amended to the date hereof and a copy of resolutions adopted by the Board of Directors of the Texas Guarantor authorizing the execution, delivery and performance by the Texas Guarantor of the Indenture Supplement (as defined below) and reciting certain other relevant facts concerning the Texas Guarantor.

We have also examined such other documents and instruments and have made such further investigations as we have deemed necessary or appropriate in connection with the opinions contained in this opinion letter. In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies and the legal competence of each individual executing any document.

As to certain matters of fact, we have relied on the representations and statements of fact made in the relevant documents referred to above, have not independently established the facts so relied on, and have not made any investigation or inquiry other than our examination of such documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon and subject to the foregoing, and having due regard for legal considerations which we deem relevant, we are of the opinion that:

1.	The Texas Guarantor is a validly existing corporation under the laws of the State of Texas;

2.	The Texas Guarantor had the corporate power as of the date of the Fourth Supplemental Indenture (the “Indenture Supplement”), dated as of June 3, 2011, to the Indenture, and has the corporate power as of the date hereof, to execute and deliver the Indenture Supplement and perform its obligations under the Indenture; and

3.	The Indenture Supplement has been duly authorized, executed and delivered by the Texas Guarantor.

The opinions expressed herein are based as to matters of law solely on the laws of the State of Texas.

The opinions expressed above are solely for the benefit of the named addressees hereof. No other person may rely on the opinions expressed above for any other purpose or in any other context, except that Hogan Lovells US LLP may rely on such opinions for the purposes described below. This opinion letter may not be quoted by you or any other person without our prior written consent, except as set forth below. This opinion letter is limited to the matters

Board of Directors of PAETEC Holding Corp.

Hogan Lovells US LLP

June 6, 2011

expressly stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to Hogan Lovells US LLP’s reliance upon the opinions expressed above in connection with its opinions to the Company regarding the validity of the Exchange Notes and the Guarantees filed as Exhibit 5.1 to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.8 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP